SCHEDULE 14A

                               (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14(A) INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO. _________)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Under Rule 14a-12

                                 GPU, INC.
                                 ---------
              (Name of Registrant as Specified in Its Charter)

          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A
     (2)  Aggregate number of securities to which transaction applies: N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          N/A
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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (4)  Date Filed: N/A





August 8, 2000

A message for all GPU employees and their families:

Today marks a special moment in GPU's evolution, with the announcement of our signing of a merger agreement with FirstEnergy. Although emotionally we would have preferred to remain independent, it is clear that this decision is in the best interests of our shareholders, employees and customers. The creation of a new organization will reward shareholders, strengthen our position in the marketplace, and provide greater opportunities and resources for future growth and expansion.

The new enterprise will serve 4.2 million customers in Ohio, Pennsylvania and New Jersey. The stock will be traded under FirstEnergy's name and is listed as FE on the New York Stock Exchange. The headquarters of the new entity will be located in Akron, Ohio with a significant presence in Pennsylvania and New Jersey. GPU Energy will continue to be headquartered in Reading, and it is anticipated that at least some of the non-regulated businesses will be managed from Morristown.

We understand that your primary concern is job security. For the most part, the combined businesses will retain the current workforce. For employees with positions that may be affected by the merger, we have negotiated enhanced severance packages to provide fair and thorough protection. We will soon begin the process of working with FirstEnergy to determine which jobs will be affected by the merger, and we will inform you of those positions as soon as possible. Thank you for your patience and support.

Sincerely,




(over)
Safe Harbor Statement under the Private Securities Litigation Reform
Act of 1995

This letter contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing for fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's reports filed with the SEC.

Additional Information and Where to Find it

In connection with the proposed merger FirstEnergy Corp. and GPU, Inc. will file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS [WHEN IT BECOMES AVAILABLE] BECAUSE IT [WILL] CONTAIN[S] IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus [(when available)] and other documents filed by FirstEnergy and GPU with the SEC at the SEC's Web site at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, once available, and each company's other filings with the SEC may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76 S. Main St., Akron, Ohio 44308-1890. Telephone:
1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 310 Madison Avenue, Morristown, New Jersey 07962.
Telephone: 1-973-401-8204.

GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman, CEO and President), Thomas B. Hagen, Robert Pokelwaldt, John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patrick K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the SEC to be participants in the solicitation of proxies from the security holders of GPU in favor of the merger. GPU's directors and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of participants in the solicitation by reading the joint proxy statement/prospectus relating to the merger when it becomes available.